Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP ANNOUNCES
FIRST QUARTER EPS OF $0.12, A 100% INCREASE OVER THE PRIOR YEAR AND THE
COMPANY RAISES GUIDANCE FOR 2008

        BETHESDA, MARYLAND, April 28, 2008 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces net income of $3.6 million, or $0.12 per diluted share, for the quarter ended March 31, 2008, a 100% increase compared to net income of $1.8 million, or $0.06 per share in the first quarter of 2007. The Company is also increasing its EPS guidance by $0.05 per diluted share to a range of $0.75 to $0.77 per diluted share for the full year ending December 31, 2008, due to a more favorable interest rate environment.

Net sales for the quarter ended March 31, 2008 increased by $13.8 million, or 9.6%, to $157.7 million from $143.9 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $5.5 million, or 4.2%, increase in same-center sales in our patient care business, a $3.4 million, or 25.7%, increase in outside sales of our distribution business and $4.9 million associated with acquisitions. Gross profit for the first quarter of 2008 increased by $7.3 million to $78.6 million, or 49.9% of net sales, compared to $71.3 million, or 49.6% of net sales, in comparable quarter of the prior year. The increase in gross profit was due principally to the sales increase and the 0.3% improvement in gross margin was due to improved leverage of our labor force.

Income from operations was $14.2 million in the first quarter of 2008 compared to $12.4 million in the first quarter of 2007, a $1.8 million increase, primarily due to the aforementioned increase in gross profit. Selling, general and administrative expenses increased by $5.0 million, but decreased by 0.2% as a percentage of net sales as we improved the leverage of our fixed expenses. The increase in selling, general and administrative expense was due principally to $1.8 million in expenses related to acquisitions, a $1.4 million increase in the investment in our growth strategies, the balance of $1.8 million was due to a combination of merit salary increases, the impact of inflation on our fixed expenses such as rent and additional overhead to support our increased sales.

Interest expense was $1.1 million less than in the prior year due principally to lower variable rates. As a result of these changes, net income for the first quarter of 2008 was $3.6 million, or $0.12 per share, a 100% improvement compared to the prior year’s net income of $1.8 million or $0.06 per share.

Cash flow used in operations was $7.5 million in the first quarter of 2008, compared to the prior year’s cash flow provided by operations of $2.2 million. The $9.7 million decrease in cash flow from operations was principally due to an $11.3 million change in cash payment related to the 2007 incentive compensation plans. The year end payout increased due to a combination of the elimination of two interim payments on the practitioners’ incentive compensation plan and improved performance in 2007.

Commenting on the results, Thomas Kirk, President and Chief Executive Officer of Hanger Orthopedic Group, remarked, “We are pleased to report continued solid financial performance that represents the ninth consecutive quarter in which we have met or exceeded First Call consensus estimates. The sales and operating results of our core units continue to build even during our seasonally weaker first quarter. We improved our operating income by 14.5% and more importantly slowed the growth of our selling, general and administrative expenses which helped us to increase our operating margins from 8.6% in 2007 to 9.0% this year. We will continue to pay particular attention to our expenses this year as we look to realize additional leverage from our infrastructure.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 653 patient care centers in 46 states and the District of Columbia, approximately 3,500 employees including 1,067 practitioners (as of 3/31/08). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

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This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended March 31,
	2008		% of Net Sales:	2007		% of Net Sales:
Net sales		$157,656	100.0%		$143,850	100.0%
Cost of goods sold (exclusive of depreciation and amortization)		79,069	50.1%		72,549	50.4%
Selling, general and administrative		60,207	38.2%		55,157	38.4%
Depreciation and amortization		4,181	2.7%		3,748	2.6%

Income from operations		14,199	9.0%		12,396	8.6%
Interest expense		8,258	5.2%		9,340	6.5%

Income before taxes		5,941	3.8%		3,056	2.1%
Provision for income taxes		2,376	1.5%		1,272	0.9%

Net income		3,565	2.3%		1,784	1.2%
Less preferred stock dividend - Series A Convertible Preferred Stock		416			416

Net income applicable to common stock		$3,149			$1,368

Basic Per Common Share Data:
Net income		$0.14			$0.06

Shares used to compute basic per common share amounts		22,880,973			22,191,920

Diluted Per Common Share Data:
Net income		$0.12			$0.06

Shares used to compute diluted per common share amounts		30,661,996			23,368,871

Cash Flow Data:
Cash flow (used in) from operations	$	(7,458)			$2,155
Capital expenditures		$3,050			$4,125
Increase (decrease) in cash	$	(13,991)		$	(3,685)
Balance Sheet Data:	March 31, 2008	December 31, 2007
Cash balance	$12,947	$26,938
Days Sales Outstanding (DSO's)	51	56
Working Capital	$170,161	$165,794
Total Debt	$410,199	$410,892
Shareholders' Equity	$194,507	$190,538

Hanger Orthopedic Group, Inc.
(unaudited)

	Three Months Ended March 31,
Statistical Data:	2008	2007
Patient-care centers	653	619
Number of practitioners	1,067	1,027
Number of states (including D.C.)	46	46
Payor mix:
Private pay and other	60.5%	59.7%
Medicare	28.2%	29.2%
Medicaid	6.2%	6.5%
VA	5.1%	4.6%
Percentage of net sales from:
Patient-care services	87.4%	90.8%
Distribution	12.6%	9.2%